EXHIBIT 11



          INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                     FOR THE NINE MONTHS ENDED JULY 31, 1997
                                    UNAUDITED





                                                                    Fully
                                                     Primary       Diluted

SHARES

  Weighted average number of common shares
   outstanding                                      3,395,048      3,395,048
  Exercise of options and warrants, using
   the treasury stock method                          693,361      1,101,728
                                                      -------      ---------
        Common and common equivalent shares used
         to compute net income per share            4,088,409      4,496,776
                                                    =========      =========


NET INCOME

  Net income                                       $1,543,864     $1,543,864
  Interest income, net of taxes, on proceeds of
   exercise of options and warrants, using the
   treasury stock method                              107,408         91,869
                                                    ---------       --------
        Net income used for computing net income
         per share                                 $1,651,272     $1,635,733
                                                   ==========     ==========

           Net income per share                    $  .40          $  .36
                                                     ======         ======